As filed with the Securities and Exchange Commission on October 11, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAMINCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	45-4031468
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Windsor Plaza, Suite 411 7540 Windsor Drive Allentown, Pennsylvania	18195
(Address of Principal Executive Offices)	(Zip Code)

Taminco Corporation 2013 Long-Term Incentive Plan

Taminco Acquisition Corporation 2012 Equity Incentive Plan

(Full title of the plans)

Edward Yocum

Executive Vice President and General Counsel

Two Windsor Plaza, Suite 411

7540 Windsor Drive

Allentown, Pennsylvania 18195

(610) 366-6730

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff

Taurie Zeitzer

Michael Kim

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	4,990,000(3)	$18.53	$92,464,700.00	$11,909.45
Common Stock, par value $0.001 per share	10,000(4)	$17.80	$178,000.00	$22.93
Common Stock, par value $0.001 per share	3,525,415(5)	$6.23	$21,963,335.45	$2,828.88
Total	8,525,415 shares		$114,606,035.45	$14,761.26

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (a) 18.53, the average of the high and low price per share reported between the date of the initial public offering (April 17, 2013) and October 7, 2013, with respect to the 4,990,000 shares of Common Stock that are currently authorized for issuance upon the exercise of awards that have not been granted under the Taminco Corporation 2013 Long-Term Incentive Plan (the “2013 Plan”), (b) $17.80, the weighted average exercise price of the options granted under the 2013 Plan, and (c) $6.23, the weighted average exercise price of the outstanding stock options granted under the Taminco Acquisition Corporation 2012 Equity Incentive Plan (the “2012 Plan”).
(3)	Represents shares of Common Stock that are currently authorized for issuance under the 2013 Plan being registered hereon at the direction of the board of directors. These shares have not been issued as of the date hereof.
(4)	Represents shares of Common Stock issuable upon exercise of stock options that are currently outstanding under the 2013 Plan.
(5)	Represents shares of Common Stock issuable upon exercise of stock options that are currently outstanding under the 2012 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Taminco Corporation (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

(b) The Company’s prospectus dated April 17, 2013 pursuant to Rule 424(b) of the Securities Act, which prospectus is a part of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-185244); and

(c) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35875) filed with the Commission on April 12, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended and restated by-laws provides for indemnification of the officers and directors to the full extent permitted by applicable law. The Underwriting Agreement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ghent, Belgium, on October 11, 2013.

TAMINCO CORPORATION

By:	/s/ Laurent Lenoir
Name: Laurent Lenoir
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Laurent Lenoir, Kurt Decat and Edward Yocum, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and indicated on October 11, 2013.

Name	Title	Date

/s/ Laurent Lenoir Laurent Lenoir	Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2013

/s/ Kurt Decat Kurt Decat	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 11, 2013

/s/ Kenny Cordell Kenny Cordell	Director	October 11, 2013

/s/ Samuel Feinstein Samuel Feinstein	Director	October 11, 2013

/s/ Scott Kleinman Scott Kleinman	Director	October 11, 2013

/s/ Marvin Schlanger Marvin Schlanger	Director	October 11, 2013

Name	Title	Date

/s/ Charlie Shaver Charlie Shaver	Director	October 11, 2013

/s/ Justin Stevens Justin Stevens	Director	October 11, 2013

/s/ Pol Vanderhaeghen Pol Vanderhaeghen	Director	October 11, 2013

/s/ James Voss James Voss	Director	October 11, 2013

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Taminco Corporation (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2013).

3.2	Amended and Restated Certificate of Incorporation of Taminco Corporation (incorporated by reference from Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2013).

4.1	Form of certificate of stock (incorporated by reference from Exhibit 4.4 to the Registrant’s registration statement on Form S-1, as amended, filed with the Commission on April 3, 2013 (File No. 333-185244)).

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young Bedrijfsrevisoren BCVBA.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.4	Consent of Arthur D. Little Benelux S.A./N.V.

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	Taminco Corporation 2013 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.29 to the Registrant’s registration statement on Form S-1, as amended, filed with the Commission on April 3, 2013 (File No. 333-185244)).

99.2	Taminco Acquisition Corporation 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.15 to the Registrant’s registration statement on Form S-1, as amended, filed with the Commission on January 18, 2013 (File No. 333-185244)).